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May [—], 2011

Selway Capital Acquisition Corporation
74 Grand Avenue, 2nd floor
Englewood, NJ 07631

Re:           Selway Capital Acquisition Corporation

Ladies and Gentlemen::

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Selway Capital Acquisition Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 3,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), which share of Common Stock is designated as a Series A Share (the “Series A Shares”), and one warrant, each warrant to purchase one share of Common Stock (the “Warrants”), (ii) up to 450,000 Units (the “Over-Allotment Units”) which the underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) an option (“Unit Purchase Option”) to purchase up to 150,000 Units granted to Rodman & Renshaw LLC, the representative of the underwriters, (iv) up to 150,000 Units (“Purchase Option Units”) underlying the Unit Purchase Option which Rodman & Renshaw LLC, the representative of the underwriters, will have the right to purchase for its own account or that of its designees, (iv) all shares of Common Stock, including the Series A Shares, and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units, (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units, (vi) the Series B Shares of Common Stock issuable upon automatic conversion of the Series A Shares (the “Series B Shares”) and (vii) Common Stock issuable upon automatic conversion of the Series B Shares.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

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Selway Capital Acquisition Corporation May [–], 2011 Page 2

Based on the foregoing, we are of the opinion that:

1.
The Units, the Over-Allotment Units Purchase Option Units and the Series A Shares underlying the Units, Over-Allotment Units and Purchase Option Units, when issued and paid for in accordance with the terms of the underwriting agreement between the Company and the representative of the underwriters (the “Underwriting Agreement”) and the Unit Purchase Option, as applicable, will be duly authorized, validly issued, fully paid and non-assessable.

2.
The Unit Purchase Option, if and when paid for in accordance with the terms of the Underwriting Agreement, the warrant agreement pursuant to which the Warrants are issued (the “Warrant Agreement”), and the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), if and when issued and paid for in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, will be valid and binding obligations of the Company.

3.
The shares of Common Stock underlying the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), when duly issued, delivered, sold and paid for upon exercise of the Warrants as contemplated by the Warrants, the Registration Statement and the Warrant Agreement, will be fully paid and non-assessable.

4.
The Series B shares issuable upon automatic conversion of the Series A Shares, and the shares of Common Stock issuable upon automatic consolidation of the Series A Shares and Series B Shares, when duly issued and delivered as contemplated by the Registration Statement and the Company’s Amended and Restated Articles of Incorporation pursuant to which the shares are issued, will be fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) with respect to the opinions expressed in paragraph (2) above, the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP